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                                                                    Exhibit 99.1
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Citation Corporation Announces Definitive Agreement To Merge with Affiliate of
Kelso & Company

BIRMINGHAM, Alabama -- Citation Corporation (Nasdaq: CAST) today announced that it has signed a definitive agreement to merge with RSJ Acquisition Co., a corporation formed by Kelso & Company. Kelso is a private investment firm based in New York City.

In connection with the merger, RSJ Acquisition Co. is offering $18.10 per share for approximately 95.6% of the outstanding shares of Citation. Citation stockholders will be entitled to elect to receive a combination of either $18.10 per share and/or shares of the surviving corporation up to the point that a maximum of 790,000 Citation shares (approximately 4.4% of the outstanding shares) are converted into the right to receive shares of the surviving corporation. Shares of the surviving corporation will be issued on the basis of one share of the surviving corporation for each share of Citation common stock.

Consistent with accounting for the transaction as a recapitalization, the merger company also has the right to convert the transaction to an all cash transaction, in which case Citation shareholders would receive $18.10 in cash for 100% of their shares. Citation Corporation currently has approximately 17,889,113 shares of common stock outstanding, excluding outstanding options and convertible securities.

The transaction is valued at approximately $643.8 million, inclusive of assumed and refinanced debt. T. Morris Hackney, the Chairman, founder and largest stockholder of Citation, has agreed to vote approximately 29.9% of the outstanding shares of Citation common stock in favor of the proposed merger. Citation will continue to operate as an independent company under its current name.

Kelso, Citation's management, and Kelso's affiliates and designees will invest approximately $190 million of equity in connection with the transaction and are expected to own approximately 93 percent of the pro forma equity of the surviving corporation immediately after the merger. Chase Securities, Inc., Donaldson, Lufkin & Jenrette, Inc., and First Union Capital Markets Corp are providing the debt financing for the transaction.

Citation Corporation's Board of Directors has approved the transaction and determined that it is in the best interests of the Company and its stockholders to enter into the merger and recapitalization and the other transactions contemplated by the definitive merger and recapitalization agreement. Bear, Stearns & Co. Inc., which is serving as financial advisor to Citation, has delivered an opinion to the Company that the merger consideration to be received by Citation's stockholders in the merger is fair.

F.F."Rick" Sommer, President and CEO, said, "The Company believes that the transaction is in the best interest of all shareholders, as well as its other constituencies, its customers and employees. We are excited about the potential for the Company and its employees down the road."

Mr. Sommer also stated that it was likely the Company would not meet analyst projections for earnings per share (EPS) for the third fiscal quarter ending
June 27.
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The median analyst EPS estimate for the third quarter is $0.40.  Mr. Sommer said the Company expects to report EPS of approximately $0.28 for the quarter. Of the $0.12 EPS shortfall below analyst expectations, approximately $0.10 are non-recurring costs and approximately $0.02 are operations related.

The non-recurring expenses include approximately $0.08 attributable to the sale of the Company's Oberdorfer Industries facility, which was completed in June and approximately $0.02 attributable to a four-week strike at the Company's Mansfield Foundry.

Approximately $0.02 of the total shortfall is related to lower than expected performance in the Company's industrial groups.

The merger is expected to be completed before the end of the year and is subject to approval by Citation's stockholders, the refinancing of Citation's existing indebtedness, obtaining additional financing to pay the merger consideration, the expiration of the applicable waiting period under the Hart-Scott Rodino Act and other customary conditions.

A special meeting of Citation Corporation's stockholders will be scheduled as soon as practical.

Citation Corporation is a producer of steel, iron and aluminum castings, steel forgings, and machined and assembled components for durable goods and capital goods producers. The Company employs more than 7,000 at its 21 divisions. Its headquarters are in Birmingham, Alabama and will remain there after the merger.


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Note:  This press release contains certain forward-looking statements, which
Citation Corporation is making in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties. Actual results could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including, but not limited to, the successful closing of the proposed transaction and risks associated with acquisitions generally. Certain of these risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission.

Any offering of securities in connection with the merger will be made only by means of a prospectus.